12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

      Golden Eagle Achieves Positive Net Equity for
First Time in Its History

      Exchange of $1 Million in Debt for Equity Reflects Growing Shareholder Confidence and Further Reduces Interest Expense

SALT LAKE CITY, UTAH—(BUSINESS WIRE) — December 5, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that one of its principal debt holders had exchanged $1,065,354 of debt for 5.6 million shares of the Company’s common stock at $0.19 per share. The transaction was completed at the market value of the Company’s common stock at the time of the exchange.

        “We are pleased that our debt holders have recognized through their recent exchanges and conversions to our common stock the significant improvements we have made to our operations and corresponding increase in production and revenues,” commented Tracy A. Madsen, Golden Eagle’s CFO. “This is a continuation of our efforts to improve our financial position to be able to grow more rapidly in the near-term. This debt exchange improves our balance sheet and also decreases our monthly interest expense by over $10,000. For the first time in our corporate history we are in a position of positive net equity. This trend is extremely important to any potential project investor, and moves us closer to a listing on a national stock exchange.”

        Other News: Golden Eagle has received a large quantity of school supplies as a donation from the students of the Bountiful Elementary School in Bountiful, Utah, for delivery to the students of the Cangalli School in Cangalli, Bolivia, the site of the Company’s gold mining operation. A recent donation drive was carried out by the Bountiful students under the direction of student teacher, Adrienne Turner, and culminated Thursday, December 4, 2003, in the presentation of all of the donated items to Golden Eagle in its Salt Lake City offices.

        “We are so grateful for the generosity of the students and teachers of the Bountiful Elementary School,” stated Terry C. Turner, Golden Eagle’s CEO. “These students have caught the vision of reaching out to the children of another culture across the miles during this special time of giving.”

        Eagle E-mail Alerts: If you are interested in receiving current information about Golden Eagle’s activities, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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